Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. REPORTS PRELIMINARY UNAUDITED FISCAL 2016

FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, April 12, 2017. Claire’s Stores, Inc. (the “Company”), one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids, today announced its preliminary unaudited financial results for the fiscal 2016 fourth quarter and fiscal year, which ended January 28, 2017.

The financial results discussed in this press release regarding the fiscal 2016 results are unaudited and should be considered preliminary and subject to change. The Company plans to file its 2016 Annual Report on Form 10-K on or before the due date of April 28, 2017.

Fiscal Fourth Quarter Results

The Company reported net sales of $382.5 million for the fiscal 2016 fourth quarter, a decrease of $20.1 million, or 5.0% compared to the fiscal 2015 fourth quarter. The decrease was attributable to the effect of store closures, a decrease in same store sales, an unfavorable foreign currency translation effect of our non-U.S. net sales and decreased shipments to franchisees, partially offset by new concession store sales and new store sales. Net sales would have decreased 2.7% excluding the impact of foreign currency exchange rate changes.

Consolidated same store sales decreased 1.0%, with North America same store sales decreasing 2.3% and Europe same store sales increasing 1.3%. The Company computes same store sales on a local currency basis, which eliminates any impact from changes in foreign currency exchange rates. For the fiscal 2017 quarter-to-date period, consolidated same store sales have increased in the low single digit range, with Europe outperforming North America.

Gross profit percentage increased 140 basis points to 51.1% during the fiscal 2016 fourth quarter versus 49.7% for the prior year quarter. This increase in gross profit percentage consisted of a 150 basis point increase in merchandise margin, partially offset by a 10 basis point increase in occupancy costs. The increase in merchandise margin resulted primarily from higher trade discounts, lower markdowns and lower freight costs, partially offset by sales mix. The increase in occupancy costs, as a percentage of sales, resulted primarily from the deleveraging effect from a decrease in same store sales.

Selling, general and administrative expenses decreased $0.8 million, or 0.6%, compared to the fiscal 2015 fourth quarter. As a percentage of net sales, selling, general and administrative expenses increased 140 basis points. Selling, general, and administrative expenses would have increased $2.4 million excluding a favorable $3.2 million foreign currency translation effect. Excluding the foreign currency translation effect, the increase was primarily due to increased concession store commission expense and professional fees, partially offset by reductions in compensation-related expenses.

Adjusted EBITDA in the fiscal 2016 fourth quarter was $76.9 million compared to $80.6 million last year. Adjusted EBITDA would have been $77.7 million excluding an unfavorable foreign currency translation effect in the fourth quarter of 2016. The Company defines Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization, loss (gain) on early debt extinguishments, and asset impairments. Adjusted EBITDA excludes management fees, severance, the impact of transaction-related costs and certain other items. A reconciliation of net loss to Adjusted EBITDA is attached.

As of January 28, 2017, cash and cash equivalents were $55.8 million. As of January 28, 2017, the Company had $6.2 million drawn on its ABL Credit Facility and an additional $64.1 million of borrowing availability. The fiscal 2016 fourth quarter cash balance increase of $15.3 million consisted of positive impacts of $76.9 million of Adjusted EBITDA, $50.0 million of proceeds from a secured term loan and $34.3 million from seasonal working capital, partially offset by $120.5 million from net repayments under the former credit facilities, reductions for $12.0 million of cash interest payments, $7.0 million for a note repurchase, $3.9 million of capital expenditures and $2.5 million for tax payments and other items.

In connection with the Company’s assessment of impairment of goodwill and other indefinite-lived intangible assets, the Company recorded a goodwill impairment charge of $39.3 million during the fiscal 2016 fourth quarter. This impairment charge is non-cash and does not have any effect on liquidity or cash flow.

Fiscal 2016 Results

Fiscal 2016 net sales were $1.3 billion, a decrease of $91.5 million, or 6.5% compared to fiscal 2015. Consolidated same store sales decreased 3.3% in fiscal 2016. In North America, same store sales decreased 2.1% in fiscal 2016 while Europe same store sales decreased 5.2%. Net sales would have decreased 4.9% excluding the impact from foreign currency rate changes.

In connection with the Company’s assessment of impairment of goodwill and other indefinite-lived intangible assets, the Company recorded a goodwill impairment charge of $169.3 million during fiscal 2016. The Company also recorded an impairment charge of $9.0 million for identifiable intangible assets and $3.3 million for long-lived assets. These impairment charges are non-cash and do not have any effect on liquidity or cash flow.

Adjusted EBITDA in fiscal 2016 was $188.2 million, compared to $217.3 million in fiscal 2015. Adjusted EBITDA would have been $189.7 million excluding an unfavorable foreign currency translation effect in fiscal 2016. Net income for Fiscal 2016 was $53.9 million. A reconciliation of net income to Adjusted EBITDA is attached.

	January 28, 2017	October 29, 2016	January 30, 2016
Store Count as of:
North America	1,641	1,688	1,741
Europe	1,069	1,081	1,126

Subtotal Company-operated	2,710	2,769	2,867

Franchise	603	598	539

Total global stores	3,313	3,367	3,406

Concession stores	933	935	709

Conference Call Information

The Company will host its fourth quarter conference call on Thursday, April 13, at 10:00 a.m. (Eastern Time). To connect, please dial 888-455-9658 (domestic) or 210-839-8631 (international). The password is “Claires.” An audio replay will be available through May 14, 2017, by dialing 888-562-2897 (domestic) or 203-369-3748 (international). The password is 31617. The conference call will also be webcast and archived until May 14, 2017 on the Company’s corporate website at www.clairestores.com, where it can be accessed by clicking the “Financial” tab and choosing the “Events” link.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of January 28, 2017, Claire’s Stores, Inc. operated 2,710 stores in 17 countries throughout North America and Europe, excluding 933 concession store locations. The Company franchised 603 stores in 27 countries primarily located in the Middle East, Central and Southeast Asia and Central and South America, and Southern Africa. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base, expand our international store base through franchise or similar licensing arrangements or expand our store base through store concessions; inability to design and implement new information systems; data security breaches of confidential information or other cyber attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 filed with the SEC on April 26, 2016. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: www.clairestores.com.

Contact Information

Scott Huckins, Executive Vice President and Chief Financial Officer

Phone: (847) 765-1100, or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(In thousands)

FOURTH FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	January 28, 2017	January 30, 2016
Net sales	$382,456	$402,601
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	186,959	202,415

Gross profit	195,497	200,186

Other expenses:
Selling, general and administrative	125,126	125,926
Depreciation and amortization	13,591	14,952
Impairment of assets	39,347	155,102
Severance and transaction-related costs	628	921
Other income, net	(142)	(3,404)

	178,550	293,497

Operating income (loss)	16,947	(93,311)
Loss on early debt extinguishment	1,670	—
Interest expense, net	42,384	55,056

Loss before income tax benefit	(27,107)	(148,367)
Income tax benefit	(1,263)	(2,158)

Net loss	$(25,844)	$(146,209)

FISCAL YEAR TO DATE

	Twelve Months	Twelve Months
	Ended	Ended
	January 28, 2017	January 30, 2016
Net sales	$1,311,316	$1,402,860
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	682,828	734,067

Gross profit	628,488	668,793

Other expenses:
Selling, general and administrative	458,184	473,755
Depreciation and amortization	55,508	60,604
Impairment of assets	181,618	155,102
Severance and transaction-related costs	2,531	1,948
Other income, net	(5,635)	(8,055)

	692,206	683,354

Operating loss	(63,718)	(14,561)
Gain on early debt extinguishment	315,653	—
Interest expense, net	200,187	219,816

Income (loss) before income tax expense (benefit)	51,748	(234,377)
Income tax expense (benefit)	(2,151)	2,058

Net income (loss)	$53,899	$(236,435)

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	January 28, 2017	January 30, 2016
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$55,792	$18,871
Inventories	130,239	151,954
Prepaid expenses	14,642	15,676
Other current assets	25,270	26,254

Total current assets	225,943	212,755

Property and equipment:
Furniture, fixtures and equipment	218,804	245,954
Leasehold improvements	297,636	310,021

	516,440	555,975
Accumulated depreciation and amortization	(381,975)	(383,334)

	134,465	172,641

Leased property under capital lease:
Land and building	18,055	18,055
Accumulated depreciation and amortization	(6,313)	(5,416)

	11,742	12,639

Goodwill	1,132,575	1,301,922
Intangible assets, net of accumulated amortization of $80,502 and $74,683, respectively	454,956	470,227
Other assets	40,525	43,371

	1,628,056	1,815,520

Total assets	$2,000,206	$2,213,555

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current liabilities:
Revolving credit facilities, net	$—	$41,059
Current portion of long-term debt, net	18,405	—
Trade accounts payable	69,731	73,133
Income taxes payable	6,083	6,165
Accrued interest payable	53,266	67,984
Accrued expenses and other current liabilities	87,146	85,225

Total current liabilities	234,631	273,566

Long-term debt, net	2,118,653	2,351,072
Revolving credit facility, net	3,925	—
Obligation under capital lease	16,388	16,712
Deferred tax liability	99,255	103,309
Deferred rent expense	34,300	36,144
Unfavorable lease obligations and other long-term liabilities	10,376	12,996

	2,282,897	2,520,233

Commitments and contingencies

Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	630,496	618,831
Accumulated other comprehensive loss, net of tax	(51,881)	(49,239)
Accumulated deficit	(1,095,937)	(1,149,836)

	(517,322)	(580,244)

Total liabilities and stockholder’s deficit	$2,000,206	$2,213,555

Net Income (Loss) Reconciliation to Adjusted EBITDA

Adjusted EBITDA represents net income (loss), adjusted to exclude income taxes, interest expense and income, depreciation and amortization, loss (gain) on early debt extinguishments, asset impairments, management fees, severance and transaction related costs, and certain non-cash and other items. We use Adjusted EBITDA as an important tool to assess our operating performance. We consider Adjusted EBITDA to be a useful measure in highlighting trends in our business. We reinforce the importance of Adjusted EBITDA with our bonus eligible associates by using this metric in our annual performance bonus program. We believe that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, Adjusted EBITDA is defined in the covenants contained in our debt agreements and it is the metric we use to communicate our financial performance to our debt investors.

Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to represent cash flow from operating, investing or financing activities as a measure of liquidity. We compensate for the limitations of using Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness.

While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet indebtedness service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(In Thousands)

	Three Months Ended January 28, 2017	Three Months Ended January 30, 2016	Twelve Months Ended January 28, 2017	Twelve Months Ended January 30, 2016
Net income (loss)	$(25,844)	$(146,209)	$53,899	$(236,435)
Income tax expense (benefit)	(1,263)	(2,158)	(2,151)	2,058
Interest expense	42,388	55,059	200,216	219,847
Interest income	(4)	(3)	(29)	(31)
Impairment of assets (a)	39,347	155,102	181,618	155,102
(Gain) loss on early debt extinguishment	1,670	—	(315,653)	—
Depreciation and amortization	13,591	14,952	55,508	60,604
Amortization of intangible assets	916	1,118	2,970	3,652
Stock compensation, book to cash rent (b)	(353)	381	(1,966)	2,406
Management fee (c)	1,627	830	4,377	3,215
Other (d)	4,869	1,507	9,436	6,895

Adjusted EBITDA	$76,944	$80,579	$188,225	$217,313

a)	Represents impairment charges recorded in connection with the Company’s assessment of impairment of goodwill and other indefinite-lived intangible assets.
b)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.
c)	Includes: the management fee paid to Apollo Management and an affiliate of Cowen Group Inc. (successor to Morgan Joseph Tri-Artisan Capital Partners)
d)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures and non-cash asset write-offs; other payments associated with store closures; costs, including third party charges, compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts of our foreign entities into their functional currency; store pre-opening costs; and severance and transaction related costs.